Embargo until 08.00 GMT, 14 May 2004



                  TDL INFOMEDIA GROUP PLC

                TDL INFOMEDIA HOLDINGS PLC



TDL Infomedia announce a 10% increase in revenues in Q1 2004

TDL Infomedia Holdings plc and its wholly owned subsidiary, TDL Infomedia Group plc, announced first quarter results for the period ended 31 March 2004.

TDL Infomedia reported first quarter turnover of GBP14.2 million versus GBP12.9 million in the comparable period in 2003, an increase of 10.0%. During the first quarter of 2004 TDL Infomedia published 23 directories, generating gross revenues of GBP11.5 million, compared to 24 directories published during the prior first quarter and gross revenues of GBP10.8 million. Like for like revenues from the 23 directories published in both periods increased 8.1% from GBP10.6 million in Q1 2003 to GBP11.5 million in Q1 2004.

Published Internet advertising sold during the period increased 82.0% from GBP1.2 million in Q1 2003 to GBP2.1 million in Q1 2004, largely as a result of continued Internet customer account growth. Internet advertising revenues recognised in the accounts during Q1 2004 amounted to GBP1.5 million, up from GBP1.1 million in Q1 2003.

Business Information revenues for the quarter increased by 11.7% to GBP1.7 million, compared to GBP1.6 million during the same period in 2003.

Cost of sales for the quarter increased 12.0% from GBP5.4 million in Q1 2003 to GBP6.0 million in Q1 2004, due to increased print and paper costs associated with our "Value
Plus"   account  growth  initiatives.  Consequently,  first
quarter gross margins decreased from 58.3% in 2003 to 57.6% in 2004.

Operating costs (excluding depreciation and amortisation) increased from GBP6.2 million in Q1 2003 to GBP7.7 million in Q1 2004 primarily as a result of a GBP1.0 million increase in advertising spend during Q1 2004. Indirect staff costs have also increased during the period as we have increased headcount to support the customer growth achieved during the last 12 - 18 months.

The  increase  in operating costs contributed  to  a  66.7%
decline  in first quarter EBITDA from GBP1.3 million in  2003 to GBP0.4 million in 2004.

Operating cash inflows for the quarter totalled GBP5.0 million, down from GBP6.2 million during Q1 2003 as a result of the reduction in EBITDA and lower working capital inflows during the period.

The table presented below represents the consolidated operating results of TDL Infomedia Group plc and TDL
Infomedia  Holdings plc for the three months  to  31  March
2003 and 2004:


                                               Three months
                                              ended 31 March
                                              2004     2003
Condensed Operating Statement               GBP'000   GBP'000

Turnover                                     14,191   12,898
Cost of sales                                (6,020)  (5,375)

Gross profit                                  8,171    7,523
Operating costs                              (7,746)  (6,246)
 Depreciation                                  (514)    (564)
Amortisation                                 (3,531)  (3,531)

Loss on ordinary activities
before interest and tax                      (3,620)  (2,818)


Condensed Operating Cashflow*

EBITDA                                         425     1,277
Working capital - decrease                    4,857    5,755
Capital Expenditure                           (270)    (141)
Tax paid                                         -     (696)

Cashflow before financing                     5,012    6,195


Other data
Processed sales                              31,127   27,081
Published Internet advertising sales          2,137    1,174

Directories published (no.)                      23       24

*   -   The  cashflow  figures  presented  above  are   the
consolidated operating cashflows of TDL Infomedia Holdings plc. The consolidated operating cashflow before financing of TDL Infomedia Group plc for the same period was GBP4,327,000. The difference in reported cashflows primarily relates to taxation group relief paid by TDL Infomedia Group plc and its subsidiaries to TDL Infomedia Holdings plc during the period.

EBITDA consists of operating profit before depreciation or amortisation. EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by investors as an alternative to operating profit or profit on ordinary activities before taxation, as an indicator of our operating performance or as an alternative to cash flow from operating activities.


Summary  results  for  TDL  Infomedia  Group  plc  and  TDL
Infomedia  Holdings plc for the three months  to  31  March
2004 are presented at Appendix A.

This news release contains forward-looking statements about
the  company's future business prospects.  These statements
are  subject  to risks and uncertainties that  could  cause
actual results to differ materially from those set forth or
implied  by such forward looking statements.  Factors  that
may  cause  future  results to differ materially  from  the
company's  current  expectations  include,  among   others:
general economic conditions, the company's high level of indebtedness, the current regulatory environment and sales representative retention rates.


Thomson Directories Limited Press Office:

Adrian Linden            +44(0)121 454 8181
Wyatt International

For further information contact:

Kevin Watson        +44 (0)1252 390504
Finance Director
kevin.watson@thomweb.co.uk

Penny Holt          +44 (0)1252 555500
Corporate Development Manager
penny.holt@thomweb.co.uk





The financial information contained in this announcement
is unaudited. This announcement is not a full set of
accounts within the meaning of s240 of the Companies Act
1985

These materials are not an offer of securities for sale in the United States. Securities may not be offered or sold into the United States absent registration under the U.S.
Securities Act 1933 or an exemption there from.

                                                Appendix A.1

                  TDL INFOMEDIA GROUP PLC

           CONSOLIDATED PROFIT AND LOSS ACCOUNT

               Three months to 31 March 2004


                                               Three   Three
                                              months  months
                                               to 31   to 31
                                               March   March
                                               2004    2003
                                             GBP'000  GBP'000

Turnover                                       14,191  12,898
Cost of sales                                  (6,020) (5,375)

Gross profit                                    8,171   7,523
Net operating expenses                        (11,791)(10,341)

Group operating loss                          (3,620)  (2,818)

Interest receivable and similar income             40       8
Interest payable and similar charges (note 1)  (2,349) (2,446)

Loss on ordinary activities before taxation    (5,929) (5,256)
Taxation on profit on ordinary activities         843     510

Loss on ordinary activities after taxation    (5,086)  (4,746)
Dividends and appropriations                       -        -

Retained loss for the period                  (5,086)  (4,746)


Note1.  Includes amortisation of debt issue costs.


                                                   Appendix A.2
                  TDL INFOMEDIA GROUP PLC

                CONSOLIDATED BALANCE SHEET

                    As at 31 March 2004

                                             As at      As at
                                            31 March  31 March
                                              2004       2003
                                            GBP'000    GBP'000

Fixed assets
  Intangible assets                          145,977  160,101
  Tangible assets                             11,072   12,064
                                             157,049  172,165

Current assets
  Raw material paper stocks                      692      669
  Work in progress                            11,573   10,575
  Debtors, amounts falling due:
     within one year                          21,771   19,498
     after one year                              342        -
  Cash at bank and in hand                    11,930    1,049
                                              46,308   31,791
Creditors: amounts falling due within one
year
  Amounts due to group undertakings         (15,998)  (22,570)
  Other creditors                           (43,046)  (36,928)
                                            (59,044)  (59,498)

Net current liabilities                     (12,736)  (27,707)

Total assets less current liabilities        144,313  144,458

Creditors: amounts falling due after one
year
Senior Subordinated Notes                   (67,750)  (67,750)
Deferred debt issue costs                      1,628    1,988
Intercompany loans                               (1)      202
                                            (66,123)  (65,560)

Provisions for liabilities and charges          (70)     (110)

Net assets                                    78,120   78,788

Capital and reserves
Called up share capital                          624      624
Share premium account                         61,833   61,833
Other reserves                                40,000   40,000
Profit and loss account                     (24,337)  (23,669)

Total equity shareholders' funds              78,120   78,788



                                                Appendix A.3

                  TDL INFOMEDIA GROUP PLC

             CONSOLIDATED CASH FLOW STATEMENT

               Three months to 31 March 2004

                                                Three   Three
                                               months   months
                                                to 31   to 31
                                                March   March
                                                2004     2003
                                              GBP'000  GBP'000

Net cash inflow from operating activities        5,299    7,049
Returns on investments and servicing of finance
  Interest received                                 40        3
  Interest paid                                      -    (119)
Net cash outflow from returns on investments
and servicing of finance							40    (116)

Taxation                                         (702)    (696)

Capital expenditure and financial investments
  Payments to acquire tangible fixed assets      (270)    (141)
 Net cash outflow from capital expenditure and   (270)    (141)
financial investments

Net cash inflow before financing and
management of liquid resources                   4,367    6,096

Financing
  Borrowings repaid                                  -  (6,500)
  Costs associated with the raising of debt          -      (4)
  Intercompany borrowings                            -     (39)
Net cash outflow from financing                      -  (6,543)

Management of liquid resources
  Decrease in term deposits                          -        -

Net cash inflow from management of liquid
resources                                            -        -

Increase/(decrease) in cash                      4,367    (447)


RECONCILIATION OF OPERATING PROFIT TO OPERATING
CASH FLOWS
Operating loss                                 (3,620)  (2,818)
Depreciation and amortisation                    4,045    4,095
Increase in stock and work in progress         (3,970)  (3,114)
Decrease in debtors                              5,217    2,928
Increase in creditors                            3,627    5,958

Net cash inflow from continuing operating        5,299    7,049
activities



                                                Appendix A.4

                TDL INFOMEDIA HOLDINGS PLC

           CONSOLIDATED PROFIT AND LOSS ACCOUNT

               Three months to 31 March 2004


                                               Three   Three
                                              months  months
                                               to 31   to 31
                                               March   March
                                               2004    2003
                                             GBP'000  GBP'000

Turnover                                       14,191  12,898
Cost of sales                                 (6,020)  (5,375)

Gross profit                                    8,171   7,523
Net operating expenses                       (11,791) (10,341)

Group operating loss                          (3,620)  (2,818)

Interest receivable and similar income             40       8
Interest payable and similar charges (note 1) (3,392)  (3,381)

Loss on ordinary activities before taxation   (6,972)  (6,191)

Taxation on profit on ordinary activities       1,114     790

Loss on ordinary activities after taxation    (5,858)  (5,401)
Dividends and appropriations                        -       -

Retained loss for the period                  (5,858)  (5,401)


Note 1.  Includes premiums paid and amortisation of debt issue costs.


                                                   Appendix A.5
                TDL INFOMEDIA HOLDINGS PLC

                CONSOLIDATED BALANCE SHEET

                    As at 31 March 2004

                                             As at    As at
                                           31 March  31 March
                                              2004     2003
                                            GBP'000   GBP'000

Fixed assets
  Intangible assets                          145,977  160,101
  Tangible assets                             11,072   12,064
                                             157,049  172,165

Current assets
  Raw material paper stocks                      692      669
  Work in progress                            11,573   10,575
  Debtors, amounts falling due:
     within one year                          21,771   19,498
     after one year                              342        -
  Cash at bank and in hand                    11,958    1,049
                                              46,336   31,791
Creditors: amounts falling due within one
year
  Amounts due to group undertakings         (17,939)  (22,563)
  Other creditors                           (34,991)  (29,336)
                                            (52,930)  (51,899)

Net current liabilities                      (6,594)  (20,108)

Total assets less current liabilities        150,455  152,057

Creditors: amounts falling due after one year
Senior Subordinated Notes                   (67,750)  (67,750)
Senior Discount Notes                        (5,679)   (5,649)
Amounts due to group undertakings           (49,311)  (47,815)
Deferred debt issue costs                      1,710    2,109
Intercompany loans                                 -      202
                                           (121,030) (118,903)

Provisions for liabilities and charges          (70)     (110)

Net assets                                    29,355   33,044


Capital and reserves
Called up share capital                          397      397
Share premium account                         39,315   39,315
Other reserves                                40,000   40,000
Profit and loss account                     (50,357)  (46,668)

Total equity shareholders' funds              29,355   33,044



                                                   Appendix A.6

                TDL INFOMEDIA HOLDINGS PLC

             CONSOLIDATED CASH FLOW STATEMENT

               Three months to 31 March 2004

                                                Three   Three
                                               months   months
                                                to 31   to 31
                                                March   March
                                                2004     2003
                                              GBP'000  GBP'000

Net cash inflow from operating activities        5,282    7,032
Returns on investments and servicing of finance
  Interest received                                 40        3
  Interest paid                                   (94)    (345)
Net cash outflow from returns on investments
and servicing of finance						  (54)    (342)

Taxation                                             -    (696)

Capital expenditure and financial investments
  Payments to acquire tangible fixed assets      (270)    (141)
Net cash outflow from capital expenditure and    (270)    (141)
financial investments

Net cash inflow before financing and
management of liquid resources                  4,958    5,853


Financing
  Borrowings raised                                  -      398
  Borrowings repaid                                  -  (6,898)
  Costs associated with the raising/hedging      (674)    (227)
of debt
  Intercompany borrowings                          111      427
Net cash outflow from financing                  (563)  (6,300)

Management of liquid resources
  Decrease in term deposits                          -        -

Net cash inflow from management of liquid
resources                                            -        -

Increase/(decrease) in cash                      4,395    (447)



RECONCILIATION OF OPERATING PROFIT TO OPERATING
CASH FLOWS
Operating loss                                 (3,620)  (2,818)
Depreciation and amortisation                    4,045    4,095
Increase in work in progress                   (3,970)  (3,114)
Decrease in debtors                              5,217    2,928
Increase in creditors                            3,610    5,941

Net cash inflow from continuing operating        5,282    7,032
activities